PROMISSORY NOTE

FOR VALUE RECEIVED the undersigned hereby promises to pay to or to the order of FC FINANCIAL SERVICES INC. (the "Lender") at 110 Jardin Drive Suite 13-14, Concord, ON L4K 2T7, on the earlier of 90 days following completion of the Acquisition of the Lender by the Borrower or November 8, 2006 (the “Maturity Date”), the principal sum of $1,500,000 (US) together with interest thereon at the rate of 10% per annum from the date of advancement of funds.

Should the undersigned commit an event of default under the terms and conditions of the loan agreement between the undersigned and the Lender dated the 16th day of May, 2006, as amended July 4, 2006, the principal sum remaining unpaid together with interest thereon as aforesaid shall be due and payable forthwith without demand and shall bear interest from the date of such default at the rate of 2% per month, compounded monthly.

The undersigned waives presentment, demand, notice, protest and notice of dishonour and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Promissory Note.

The undersigned agrees this Promissory Note may be negotiated, assigned, discounted, or pledged by the Lender and in every case payment will be made to the holder of this Promissory Note instead of the Lender upon notice being given by the holder to the undersigned, and no holder of this Promissory Note will be affected by the state of accounts between the undersigned and the Lender or by any equities existing between the undersigned and the Lender and will be deemed to be a holder in due course and for the value of the Promissory Note held by him.

This Promissory Note shall supercede and replace all previous promissory notes executed by the undersigned in favour of the Lender including the Promissory Note dated May 16, 2006.

DATED at Vancouver, British Columbia, this 4th day of July, 2006.

ICP SOLAR TECHNOLOGIES INC.

Per:   /s/ Sass M. Peress
          Authorized Signatory